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                                   EXHIBIT 5

                Opinion of Kennedy, Baris & Lundy,  L.L.P.

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                [LETTERHEAD OF KENNEDY, BARIS & LUNDY, L.L.P.]


                                March 15, 1999


Southwest Bancorp, Inc
608 South Main Street
Stillwater, Oklahoma  74074

     Re:    Registration Statement on Form S-2 (File No. 333-72027)

Gentlemen:

     We have acted as counsel to Southwest Bancorp, Inc. an Oklahoma corporation (the "Company") in connection with the preparation of a Registration Statement on Form S-2 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission (the "SEC") for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 1,220,416 shares of the common stock (the "Common Stock") of the Company, 811,231 of which are to be sold by the Selling Shareholders, and 409,185 of which are newly issued shares (the "Shares") to be sold by the Company (including 159,185 shares which are subject to the Underwriter's over-allotment option).

     As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion. Based upon such examinations we are of the opinion that the Shares, when sold in the manner set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the Common Stock of the Company.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-2 filed by the Company and the reference to our firm contained therein under "Legal Matters."


                                        Very truly yours,



                                        /s/ Kennedy, Baris & Lundy, L.L.P.